EXHIBIT B-5
                                                       FILE NO. 70-9325

                [LETTERHEAD OF KANSAS CORPORATION COMMISSION]

                                  May 26, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Commission Members:

      This letter is submitted to you pursuant to the requirements of Section 33(a)(2) of the Public Utility Holding Company Act of 1935, as amended, 15 U.S.C. 79z-5b (1996) ("PUHCA"). On May 8, 1998, counsel for UtiliCorp United, Inc. ("UtiliCorp"), requested this letter from the State Corporation Commission of the State of Kansas ("KCC"), in order to satisfy all regulatory requirements prior to its acquisition, either by itself, or through a subsidiary or other entry in which UtiliCorp holds and ownership interest, of an interest in electric and gas facilities in foreign countries.

      The KCC is the statutorily-created agency empowered to regulate all public utilities in the Slate of Kansas, including UtiliCorp and its divisions, Peoples Natural Gas and West Plains Energy. With this letter, the KCC hereby certifies that it has the authority and resources to protect ratepayers subject to its jurisdiction with respect to any foreign acquisitions, and that it intends to exercise its authority. Further, this Commission notes that the certification may be revised or withdrawn prospectively as to any future acquisition. In making this certification, this Commission is relying on the belief that the Securities and Exchange Commission will enforce all sections of the PUHCA which govern UtiliCorp's proposed investment in the Australian gas properties over which it has jurisdiction.

                                    Sincerely,


                                    /s/ John Wine
                                    ---------------------------------------
                                    John Wine
                                    Chair
                                    Kansas Corporation Commission
                                    1500 SW Arrowhead Rd.
                                    Topeka, Kansas 66604-4027

cc: Jim Grimes
    Foulston & Siefkin, L.L.P.
    1515 NationsBank Tower
    534 Kansas Avenue
    Topeka, Kansas 66603